39952

SUB-ITEM 77-H

As of March 31, 2000, Donald F. Pitcher and Shirley H. Pitcher, JTWROS, Hingham, Massachusetts, no longer owned more than 25% of MFS Massachusetts High Income Tax Free Fund, a series of MFS Municipal Series Trust, and therefore ceased to be controlling persons of the Fund.